Tuesday October 30, 2007

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: John F. Perotti - Chairman & CEO
860-435-9801 or jp@salisburybank.com
                --------------------

FOR IMMEDIATE RELEASE


SALISBURY BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

Lakeville, Connecticut, October 30,  2007/PRNewswire....Salisbury  Bancorp, Inc.
(the "Company"), (AMEX:SAL) the holding company for Salisbury Bank and Trust Company announced today that net income for the third quarter of 2007 totaled $916,666 which represents earnings per average share outstanding of $.54. This compares to net income of $1,159,874 or $.69 per average share outstanding for the third quarter of 2006. The decrease is primarily due to increased interest expense and reduced gains on sales of investment securities for the period. In addition, 2007 earnings reflect the non-recurring expenses associated with the Bank's entry into New York State through the establishment of a branch office in Dover Plains, New York which opened its doors for business on August 1, 2007.

Net income for the nine months ended September 30, 2007 totaled $2,799,632 or $1.66 per average share outstanding as compared to net income of $3,312,775 or $1.97 per average share outstanding for the same nine month period in 2006.

Chairman and Chief Executive Officer John F. Perotti commented "We continue our focus on controlled growth, taking advantage of continuing consolidation within the banking sector to strengthen and expand our market position. Our new full service retail office in Dover Plains, New York is part of our plan to grow market share along the Route 22 corridor in New York State to serve our current and future customers in the tri-state area. The Bank is strongly capitalized and in a position to sacrifice some short term profitability for an investment in our strategic vision for enhanced long term growth and profitability. We are confident of our ability to successfully execute this prudent strategy for enhancing shareholder value over the long term."

The Company's assets at September 30, 2007 totaled $456,486,055 compared to total assets of $427,429,204 at September 30, 2006. Total deposits have increased from $307,907,802 to $313,088,487. Net loans have increased from $231,316,899 to $262,310,191. The loan portfolio continues to consist of high quality assets with non-performing assets amounting to only 0.66% of total loans outstanding at September 30, 2007. The Bank's loan portfolio does not include sub-prime loans. Similarly, the Bank's investment portfolio consists of very high quality securities and does not include securities which are collateralized by pools of sub-prime mortgages.

Mr. Perotti further commented that "We are maintaining our commitment to quality earning assets despite challenging credit and market conditions during the past several quarters, and we are proud of our continuing progress in growing our core business. Recognizing our strong capital position, we are positioned well to take advantage of in-market opportunities for further systemic growth."


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

                                            Quarter Ended             Nine Months Ended
                                             September 30,               September 30,
                                          2007          2006          2007          2006

Total interest and dividend
   income                             $ 6,602,455   $ 6,111,598   $19,398,999   $17,360,981
Total interest expense                  3,167,716     2,753,930     9,235,485     7,451,694
Net interest and dividend
  income                                3,434,739     3,357,668    10,163,514     9,909,287
Trust/Investment services income          475,000       475,500     1,508,000     1,410,500
Gain on sales of available-for-sale
   securities, net                         41,942       232,950       222,289       293,632
Other noninterest income                  543,383       504,205     1,569,441     1,534,566
Other noninterest expense               3,400,817     3,100,989    10,025,281     8,929,940
Income before income taxes              1,094,247     1,469,334     3,437,963     4,218,045
Income tax expense                        177,581       309,460       638,331       905,270
Net income                            $   916,666   $ 1,159,874   $ 2,799,632   $ 3,312,775

Earnings per average share
   outstanding                        $       .54   $       .69   $      1.66   $      1.97



Salisbury Bancorp, Inc.'s sole subsidiary, Salisbury Bank and Trust Company, is a Connecticut chartered commercial bank. The Company has assets in excess of $450 million and capital in excess of $40 million and serves the communities of northwestern Connecticut and proximate communities in New York and Massachusetts which it has done for approximately 150 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates four full service retail branches in Canaan, Salisbury, Sharon and Lakeville, Connecticut. The Bank also has two full service retail branches in the towns of Egremont and Sheffield, Massachusetts, as well as a full service retail branch in Dover Plains, New York.

Its trust and wealth advisory office is based in Lakeville, Connecticut. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Statements contained in this news release contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward looking statements.

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